Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D (or any amendment thereof) need be filed on their behalf with respect to the beneficial ownership of any equity securities of Merge Healthcare Incorporated, or any subsequent acquisitions or dispositions of equity securities of Merge Healthcare Incorporated by any of the undersigned.

Date: April 2, 2013	MERRICK RIS, LLC

	By:	/s/ Michael W. Ferro, Jr.
	Name:	Michael W. Ferro, Jr.
	Title:	Chief Executive Officer

MERRICK VENTURE MANAGEMENT, LLC

	By:	/s/ Michael W. Ferro, Jr.
	Name:	Michael W. Ferro, Jr.
	Title:	Chief Executive Officer

MERRICK VENTURE MANAGEMENT HOLDINGS, LLC

	By:	/s/ Michael W. Ferro, Jr.
	Name:	Michael W. Ferro, Jr.
	Title:	Managing Member

	By:	/s/ Michael W. Ferro, Jr.
Michael W. Ferro, Jr.